(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Voya Equity Trust

We consent to the use of our report dated July 25, 2014, incorporated herein by reference, for Voya Growth Opportunities Fund (formerly, ING Growth Opportunities Fund), Voya Large Cap Value Fund (formerly, ING Large Cap Value Fund), Voya MidCap Opportunities Fund (formerly, ING MidCap Opportunities Fund), Voya Multi-Manager Mid Cap Value Fund (formerly, ING Mid Cap Value Fund), Voya Real Estate Fund (formerly, ING Real Estate Fund), and Voya SmallCap Opportunities Fund (formerly, ING SmallCap Opportunities Fund), each a series of Voya Equity Trust (formerly, ING Equity Trust), and to the references to our firm under the headings “Financial Highlights” in the Prospectuses, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Boston, Massachusetts

September 26, 2014